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                      PROPOSAL/MEMORANDUM OF UNDERSTANDING

October 27, 2005

Michael Vesey
NuVim, Inc.
12 Route 17 North
Paramus, NJ 07920

RE: MEDIA CAMPAIGN FOR NUVIM, INC.

Global Media Fund, LLC (GMF) is pleased to present this offer to produce and distribute a total of Three Million Dollars ($3,000,000) worth of nationally syndicated newspaper features and/or nationally syndicated radio features on behalf of NuVim, Inc. (NuVim), using the industry standard advertising rates currently utilized by GMF and as seen in the Standard Advertising Rates and Data directories. NuVim will have the option to choose at its discretion the balance of print and radio media features. GMF has summarized some expected exposure values in the paragraphs below assuming that NuVim chooses to utilize only print features. These exposure values are not guaranteed numbers, but are based upon current average results displayed over the selected time frame for illustrative purposes. They do not factor in media campaign ramp up times, or the fact that the features will continue to run or play for up to two years after the last feature is distributed.

NEWSPAPER FEATURES

The newspaper features will be specifically about your company and distributed to 10,250 daily and weekly newspapers, news, and wire services. Our services will include: story consultation and development, writing and editing, printing, delivery, clippings and readership reports including comparable advertising space value reports. You will have final approval on all copy.


Your features will be distributed on computer disks, by direct electronic feed and in a hard copy camera-ready format. GMF will deliver clipping reports beginning ten (10) weeks after media pick up; these reports will continue to be sent on a monthly basis for one (1) calendar year from delivery (date feature was distributed).


NEWSPAPER DISTRIBUTION GUARANTEE. Although public relations placement is subject to individual editorial discretion, GMF offers the following guarantee: each print feature must receive placements in at least one hundred (100) newspapers (we currently average 648 placements per feature). If the placements do not total 100 within a six (6) month period of your sign-off on the feature, GMF will re-write and/or re-distribute that feature at no cost to you until the guaranteed minimum of 100 is obtained.


EXPECTED PRINT EXPOSURE. Assuming that NuVim chooses to run all print features in a twelve (12) month time frame, the print features would reach an estimated audience of Eighty Five Million Five Hundred and Thirty Six Thousand (85,536,000) readers per month for twelve (12) months.

RADIO FEATURES

The radio features will be nationally syndicated radio features specifically about your company. Your features will be written by media and radio professionals, read by radio professionals, produced on a CD-ROM and sent to over 6,000 radio stations around the country. In addition to the CD, a script of your public service message is distributed as well, so that announcers can "localize" the material.

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Radio Features consist of two 30-second scripts under one heading written to your approval. You will have final approval on all radio features. GMF will deliver radio exposure reports on a monthly basis for the duration of the media campaign that details each radio station that played the feature. These releases are guaranteed (see "Radio Distribution Guarantee" below) to be played on at least Four Hundred (400) radio stations.

RADIO DISTRIBUTION GUARANTEE. Although public relations placement is subject to individual editorial discretion, GMF offers the following guarantee: each radio feature must receive placements in at least Four Hundred (400) radio stations. If the placements do not total Four Hundred (400) within a Six (6) month period of your sign-off on the feature, GMF will re-write and/or re-distribute that feature at no cost to you until the guaranteed minimum of Four Hundred (400) is obtained.

COST OF MEDIA CAMPAIGN

The total all-inclusive cost for this media campaign will be Two Hundred Fifty Thousand Dollars ($250,000). Payment will be in the form of Two Hundred Fifty Thousand (250,000) shares of restricted common stock of NuVim (the "Restricted Shares"), Two Hundred Fifty Thousand (250,000) Class A Warrants and Two Hundred Fifty Thousand (250,000) Class B Warrants (the "Warrants") of NuVim.

The restricted stock shall be governed by the "Restricted Stock Terms" as outlined herein. The warrants shall be governed by the "Warrant Terms" as outlined herein. Fulfillment of this MOU by GMF is conditional on the receipt of all payments owed in the specified time frame. Failure to pay as agreed may trigger a default as per the included "Default Provisions".

RESTRICTED STOCK TERMS

     The shares of Restricted Shares of Common Stock specified as payment are to be issued within fifteen days from the execution of this MOU. All the Restricted Shares of Common Stock shall be issued as of the Effective Date and shall be valued at par value for the purpose of GMF income declaration.

     Registration Provisions.

     The Restricted Shares issued to GMF under this MOU shall be subject to the following registration provisions:

            NuVim grants to GMF piggyback registration rights for Twenty-Five percent (25%) of the Two Hundred Fifty Thousand (250,000) Restricted Shares paid to GMF and for all of the shares of Common Stock underlying the Class A and Class B Warrants paid to GMF. NuVim shall give prompt written notice to GMF of any intended registration and will automatically include these shares in such registration, unless notified to the contrary by GMF. The foregoing notwithstanding, these registration rights are not applicable to registration statements relating solely to employee benefit plans or a registration relating to a corporate reorganization or other transaction on Form S-3 or any successor form, or any registration on any registration form that does not permit secondary sales. In addition, if the registration of which the Company gives notice is for a registered public offering involving an underwriting, these registration rights shall be subject to standard underwriter cutback provisions which generally provide that if the managing underwriter of such offering determines that marketing factors require a limitation on the number of selling stockholder shares included or a total prohibition on the inclusion of selling stockholder shares, the Company shall have the right to limit or exclude GMF's shares to the extent determined by the managing underwriter, provided that such limitation or exclusion is proportionately allocated among all selling stockholders. In the event that NuVim does not register these shares as required in this MOU, or if any Restricted Shares are eligible for sale pursuant to Rule 144 and NuVim does not provide all required documents such as counsel opinion letter to remove stock restrictions within two weeks of written request from GMF (which

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            request shall include all documentation required of the selling stockholder and its broker in order to render the required legal opinions or as otherwise required by NuVim's transfer agent), NuVim shall pay GMF, as liquidated damages, an amount equal to five percent (5%) of the total value of this MOU, such payment shall be made no later than the first business day of the following calendar month and NuVim furthermore agrees to accept and represent to NuVim's transfer agent as valid, an opinion letter from GMF's counsel regarding restricted status, provided the opinion is in a form reasonably acceptable to NuVim and its counsel.

WARRANT TERMS

     The Warrants specified as payment are to be issued within fifteen days from the execution of this MOU and will be similar in all respects to the Class A and Class B Warrants described in the June 20, 2005 registration statement filed by the Company.

DEFAULT PROVISIONS

Any default by NuVim in the payment of any amount when due under this MOU, or any failure to timely review and approve media supplied by GMF for review, shall entitle GMF to place a hold on all work specified in this MOU, at its sole option, to terminate this MOU upon Thirty (30) days written notice and declare this MOU null and void. No media advertising will be distributed unless all payments outlined in this MOU have been received by GMF in the time frame specified.

NuVim has the right to cancel this MOU with Thirty (30) days written notice, and if such right is utilized will not be responsible for any additional payments owed under this MOU. Upon the event of such cancellation by NuVim, all payments paid to date of cancellation shall not be subject to refund. GMF shall not be in default as a result of any delays in services that are directly or indirectly the result of actions of NuVim, or failure to act on the parts of NuVim, such as failure to approve copy submitted by GMF for distribution in a reasonable yet timely manner, or failure to submit materials periodically (at least monthly) to GMF to develop features.

This Agreement will be governed, construed and enforced in accordance with and governed by the laws of the state of Virginia county of Fairfax applicable to agreements made and to be performed in such jurisdiction without reference to conflicts of law principles. The Parties irrevocably consent that any legal action or proceeding against them under, arising out of or in any manner relating to this Agreement or any other agreement, document or instrument arising out of or executed in connection with this Agreement may be brought only in a court with jurisdiction located in, or the federal district court the district of which includes Fairfax County, Virginia and the Parties each irrevocably consent to that venue and to the personal jurisdiction thereof.

The offer contained in this MOU supersedes any previous offers submitted to NuVim and is valid for a period of 14 days from the date in the footnote at the bottom of the page. Please indicate your acceptance of this MOU by signing below, and then please fax the original, followed by mailing of two executed copies at your earliest convenience to: Don L Rose, President, Global Media Fund, LLC, PO Box 78, Mt Sinai, NY 11766; Ph: 631/791-5126, Fax: 631/389-2367.

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GMF-NuVim, Inc.                       Page 3 of 4                      10/27/05
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SIGNATURE PAGE

AGREED AND ACCEPTED:

NuVim, Inc.                             ------------------------------
                                        Signature
Date
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AGREED AND ACCEPTED:

Global Media Fund, LLC.                 ------------------------------
                                        Signature/Don Rose
Date
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